UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2013

OPTi, Inc.

(Exact name of registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

0-21422	77-0220697
(Commission File Number)	(IRS Employer Identification Number)

One First Street, Suite 14

Los Altos, California 94022

(Address of principal executive offices including zip code)

(650) 213-8550

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

SIGNATURES

Item 8.01.	Other Events.

On August 2, 2010, the Company announced that it had filed a patent infringement lawsuit on July 30, 2010, in the United States District Court for the Eastern District of Texas against VIA Technologies, Inc. (“VIA”) for infringement of two U.S. patents. The two patents at issue in the lawsuit are U.S. Patent No. 5,710,906 and U.S. Patent No. 6,405,291; both entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleges that VIA infringed the patents by making, selling, and offering for sale CPUs and core logic products based on and incorporating Predictive Snooping technology and inducing the infringement of the patents by others.

The Company is seeking damages or other monetary relief, including pre-judgment interest and the Company’s attorney fees. The Company has requested a jury trial in this matter. A trial date has been set for April 29, 2013.

On December 21, 2012, the United States District Court for the Eastern District of Texas issued a ruling in the Company’s case against VIA. The ruling arises from a special proceeding required under U.S. patent law called a “Markman” hearing, where both sides present their arguments to the court as to how they believe certain terms of the patent claims at issue in the lawsuit should be interpreted, and the court determines the meaning of those disputed terms. In the ruling, the Court adopted the Company’s proposed construction with respect to all of the material issues concerning the terms at issue, rejecting VIA’s construction on all material points.

There can be no assurance of the extent to which the outcome of the Markman hearing will lead to positive results in the VIA case. The ultimate outcome of the VIA case could have significant effects on the Company’s distributions to its shareholders which cannot be predicted. The VIA case is the only legal action by the Company pending, and the Company does not anticipate initiating any other infringement claims in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2013

OPTi, Inc.

By:	/s/ Michael Mazzoni

Michael Mazzoni
Chief Financial Officer